EXHIBIT 99.1

MOTOROLA MOBILITY APPOINTS JEANNE P. JACKSON TO

ITS BOARD OF DIRECTORS

LIBERTYVILLE, IL – January 13, 2011 – Motorola Mobility Holdings, Inc. (NYSE: MMI) (“Motorola Mobility”) today announced the appointment of Jeanne P. Jackson, President of Direct-to-Consumer for NIKE, Inc., to the company’s Board of Directors effective immediately.

“We are pleased to welcome Jeanne to our Board and look forward to benefiting from her extensive retail industry knowledge and experience,” said Sanjay Jha, chairman and CEO of Motorola Mobility. “Jeanne’s background and insight will prove invaluable to Motorola Mobility as we continue to position the company for future growth and success.”

“This is a very exciting time for Motorola Mobility,” said Jackson. “I am honored to join the Board and look forward to working with the other directors to build on Motorola Mobility’s positive momentum as it begins its journey as an independent company.”

Jackson, 59, is President of Direct-to-Consumer for NIKE, Inc. a position she has held since March of 2009, and which she assumed after serving on the NIKE Board of Directors for eight years. Jackson’s career spans 30 years in Retailing and Marketing, having served as CEO of Walmart.com, CEO of Gap, Inc. Direct, and President and CEO of Banana Republic. She’s also held retail leadership roles with Victoria’s Secret, The Walt Disney Company, Saks Fifth Avenue, and Federated Department Stores. Jackson is a recognized industry leader, with profiles in Business Week’s “Top 25 Managers of the Year,” Fortune’s “The Fifty Most Powerful Women in American Business,” and “America’s Most Influential Women” by Vanity Fair.

Jackson currently serves on the board of directors for McDonald’s Corporation. Jackson has also served on the Board of Advisors of the University of California, Irvine and Harvard Graduate School of Business. She is the past President of the United States Ski and Snowboard Foundation Board of Trustees, and formerly served on the Boards of Nordstrom Inc., Williams-Sonoma Inc, Harrahs, the Orange County Performing Arts Center, and Sage Hill School of Orange County, California.

About Motorola Mobility

Motorola Mobility, Inc. (NYSE: MMI) fuses innovative technology with human insights to create experiences that simplify, connect and enrich people’s lives. Our portfolio includes converged mobile devices such as smartphones and tablets; wireless accessories; end-to-end video and data delivery; and management solutions, including set-tops and data-access devices. For more information, visit motorola.com/mobility.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC. All other trademarks are the property of their respective owners. © 2011 Motorola Mobility, Inc. All rights reserved.

CONTACTS:

Media:

Jennifer Erickson

Motorola Mobility Holdings, Inc.

+1 847-523-2422

jennifer.erickson@motorola.com

Investors:

Dean Lindroth

Motorola Mobility Holdings, Inc.

Office: + 1 847-523-2858

dean.lindroth@motorola.com